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                                 EXHIBIT 23.5

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 18, 1999, with respect to the consolidated financial statements of Reading Entertainment, Inc. for the year ended December 31, 1998, included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission and incorporated by reference in the Joint Proxy Statement of Citadel Holding Corporation, Craig Corporation and Reading Entertainment, Inc. that is made a part of the Amendment No. 2 to the Registration Statement (Form S-4 No. 333-68364) and Prospectus of Citadel Holding Corporation for the registration of shares of Citadel Holding Corporation Class A Non-Voting Common Stock and Class B Voting Common Stock.


ERNST & YOUNG LLP

Philadelphia, Pennsylvania

December 5, 2001